Exhibit 10.27

THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE NEW YORK STOCK EXCHANGE.

February 15, 2013

Attn: [____________]
PolyOne Corporation

POLYONE CORPORATION INCENTIVE AWARDS

Dear [_________________]:

Subject to the terms and conditions of the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as amended (the “Plan”), and this letter agreement (this “Agreement”), the Compensation Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (“PolyOne”) has granted to you, as of February 15, 2013, the following award(s) (collectively, the “Incentive Awards”):

·
Stock-Settled Stock Appreciation Rights (“SARs”) in respect of an aggregate of [_____] common shares of PolyOne, having a par value of $0.01 per share (the “Common Shares”). The price (the “Base Price”) to be used as the basis for determining the Spread (as defined on Schedule A) upon exercise of the SAR is $____, the Market Value per Share on February 15, 2013. The SARs shall become exercisable in accordance with the terms set forth on Schedule A attached hereto.

·
[_____] restricted stock units (the “Restricted Stock Units”), which shall become non-forfeitable in accordance with the terms set forth on Schedule B attached hereto. Each Restricted Stock Unit shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.

·
[_____] performance units (the “Performance Units”), with each such Performance Unit being equal in value to $1.00, payment of which depends on PolyOne’s performance as set forth on Schedule C attached hereto and in your Statement of Performance Goals.

A copy of the Plan is available for your review through the Corporate Secretary’s office. Unless otherwise indicated, the capitalized terms used in this Agreement (including the Schedules attached hereto) shall have the same meanings as set forth in the Plan.

1.	Non-Assignability. The Incentive Awards are personal to you and are not transferable by you other than by will or the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 1 shall be void, and the other party to any such purported transaction shall not obtain any right to or interest in such Incentive Awards.

2.
Adjustments. In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the number and class of shares subject to outstanding Incentive Awards, the Base Price applicable to outstanding SARs, and other value determinations, if any, applicable to outstanding SARs will be adjusted. Such adjustment shall be made automatically on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Common Shares. If any such transaction or event occurs, the Committee may provide in substitution for outstanding Incentive Awards such alternative consideration (including, without limitation, in the form of cash, securities or other property) as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Incentive Awards subject to this Agreement. No adjustment provided for in this Section 2 will require PolyOne to issue any fractional shares.

3.	Miscellaneous.

(a)
The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board and the shareholders of PolyOne, which are controlling. The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

(b)
The grant of the Incentive Awards is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Information about you and your participation in the Plan, including, without limitation, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in PolyOne, and details of the Incentive Awards or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor may be collected, recorded, held, used and disclosed by PolyOne and any of its Subsidiaries and any non-PolyOne entities engaged by PolyOne to provide services in connection with this grant (a “Third Party Administrator”), for any purpose related to the administration of the Plan. You understand that PolyOne and its Subsidiaries may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence, the European Economic Area or in countries outside of the European Economic Area, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above. This consent may be withdrawn at any time in writing by sending a declaration of withdrawal to PolyOne’s chief human resources officer.

(c)
Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at PolyOne. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Agreement without your consent.

(d)
[It is a condition to your receipt of the Incentive Awards that you execute and agree to the terms of PolyOne or a Subsidiary’s current and applicable Employee Agreement (the “Employee Agreement”). If you do not sign and return the Employee Agreement to PolyOne Human Resources within 30 days of your receipt of this Grant of Incentive Awards, this Grant of Incentive Awards and any rights to the Incentive Awards will terminate and become null and void.]

4.
Notice. All notices under this Agreement to PolyOne must be delivered personally or mailed to PolyOne Corporation at PolyOne Center, Avon Lake, Ohio 44012, Attention: Corporate Secretary. PolyOne’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in PolyOne’s records.

5.	Compliance with Section 409A of the Code.

(a)
To the extent applicable, it is intended that this Agreement (including the Schedules attached hereto) and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan shall be administered in a manner consistent with this intent.

(b)
Reference to Section 409A of the Code will also include any regulations or other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

7.
Severability. If one or more of the provisions of this Agreement (including the Schedules attached hereto) is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

This Agreement (including the Schedules attached hereto and the Statement of Performance Goals), and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

Very Truly Yours,

POLYONE CORPORATION

By:

Kenneth M. Smith, Senior Vice President, Chief Information and Human Resources Officer
Accepted:

(Date)

SCHEDULE A - SARs

1.	Vesting and Exercise of SARs.

(a)
Subject to the provisions of the Plan and the Agreement (including this Schedule A), the SARs will expire on February 15, 2023. Subject to Sections 2 and 3 of this Schedule A, vesting of the SARs will occur as follows, provided that you have been in the continuous employ of PolyOne or a Subsidiary on each such vesting date specified below (each set of performance-based SARs vesting on a specific date shall be called a “Tranche”):

(i)
One-third of the SARs shall vest on the later of (A) February 15, 2014 (the “Tranche I Time-Vesting Hurdle”) and (B) the first trading day immediately following the thirtieth consecutive trading day of the first consecutive trading day period to occur prior to February 15, 2023 during which the Market Value per Share reaches a minimum of $___ for thirty consecutive trading days prior to February 15, 2023 (the “Tranche I Performance-Vesting Hurdle”).

(ii)
An additional one-third of the SARs shall vest on the later of (A) February 15, 2015 (the “Tranche II Time-Vesting Hurdle”) and (B) the first trading day immediately following the thirtieth consecutive trading day of the first consecutive trading day period to occur prior to February 15, 2023 during which the Market Value per Share reaches a minimum of $___ for thirty consecutive trading days prior to February 15, 2023 (the “Tranche II Performance-Vesting Hurdle”).

(iii)
The remaining one-third of the SARs shall vest on the later of (A) February 15, 2016 (the “Tranche III Time-Vesting Hurdle”, and together with the Tranche I Time-Vesting Hurdle and the Tranche II Time-Vesting Hurdle, the “Time-Vesting Hurdles”) and (B) the first trading day immediately following the thirtieth consecutive trading day of the first consecutive trading day period to occur prior to February 15, 2023 during which the Market Value per Share reaches a minimum of $___ for thirty consecutive trading days prior to February 15, 2023 (the “Tranche III Performance-Vesting Hurdle”, and together with the Tranche I Performance-Vesting Hurdle and the Tranche II Performance-Vesting Hurdle, the “Performance-Vesting Hurdles”).

(b)
Vested SARs may be exercised as provided in this Section 1(b) of this Schedule A as long as each exercise covers at a minimum the lesser of the number of fully vested SARs or 1,000 SARs. To exercise the SARs, you must follow the exercise procedures established by PolyOne. These procedures may change periodically. You will be notified of any changes. Upon exercise, PolyOne will issue you the number of Common Shares determined under Section 1(c) of this Schedule A.

(c)
The number of Common Shares to be issued will be determined by calculating (i) the difference between the Market Value per Share on the date of exercise and the Base Price (the “Spread”); (ii) multiplied by the number of SARs exercised; (iii) less any withholding taxes PolyOne determines are to be withheld in accordance with the Plan and with applicable law. The result of this calculation will then be divided by the Market Value per Share on the date of exercise to determine the number of Common Shares to be issued, rounded down to the nearest whole share. In no event will you be entitled to acquire a fraction of one Common Share pursuant to this Schedule A.

(d)
Unless otherwise determined by the Board or provided in this Schedule A and so long as it does not violate applicable law, if, on February 15, 2023, (i) the Market Value per Share exceeds the Base Price, (ii) any vested SARs remain unexercised, and (iii) the SARs have not expired, any vested SARs that remain unexercised will be deemed to have been exercised by you on such date. In such event, PolyOne will issue you a number of Common Shares in accordance with Section 1(c) of this Schedule A.

(e)	The SARs are exercisable during your lifetime only by you or by your guardian or legal representative.

2.	Vesting Upon a Change of Control. If a Change of Control occurs during the term of the SARs, the SARs, to the extent not previously fully vested, will become immediately vested in full.

3.
Retirement, Disability or Death. If your employment with PolyOne or a Subsidiary terminates before the expiration of the SARs due to (a) retirement at age 55 or older with at least 10 years of service, (b) retirement at age 58 or older with at least 5 years of service, (c) permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate) or (d) death, then a pro-rata portion of the number of SARs for which the Performance-Vesting Hurdles have been satisfied on or prior to the date of the termination of your employment, but for which the Time-Vesting Hurdles have not been satisfied prior to the time of the termination of your employment, shall vest and may be exercised in whole or in part for the remainder of their term, but in no event beyond February 15, 2023, after which, subject to Section 1(d) of this Schedule A, such SARs will terminate. With respect to each pro-rata portion of a Tranche that vests in accordance with this Section 3 of this Schedule A, the proration shall be based on the number of days that you were employed by PolyOne or a Subsidiary during the period commencing on February 15, 2013 and ending on the date of the Time-Vesting Hurdle for such Tranche. Furthermore, all SARs that have become vested under Section 1 of this Schedule A at the time of the termination of your employment due to retirement, disability or death, but have not been exercised as of the time of the termination of your employment, may be exercised in whole or in part for the remainder of their term, but in no event beyond February 15, 2023, after which, subject to Section 1(d) of this Schedule A, such SARs will terminate.

4.	Termination Following Change of Control.

(a)
Subject to Section 1(d) of this Schedule A, if your employment with PolyOne or a Subsidiary terminates within one year following a Change of Control because (i) your employment is involuntarily terminated without “Cause” (as defined below), or (ii) you terminate your employment for “Good Reason” (as defined below), notwithstanding anything herein to the contrary, any SARs that have become vested under Sections 1 and 2 of this Schedule A at the time of the termination of your employment without Cause or for Good Reason, but have not been exercised as of the time of the termination of your employment without Cause or for Good Reason, may be exercised in whole or in part at any time and from time to time for the remainder of their term, but in no event beyond February 15, 2023, after which the SARs will terminate.

(b)	For purposes of Section 4(a) above:

(i)	If you are a party to a Management Continuity Agreement, “Cause” shall mean “Cause” and “Good Reason” shall mean “Good Reason,” each as defined in your Management Continuity Agreement;

(ii)
If you are not a party to a Management Continuity Agreement, “Cause” shall mean: (A) the willful and continued failure by you to substantially perform your duties with PolyOne or a Subsidiary, which failure causes material and demonstrable injury to PolyOne or a Subsidiary (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by PolyOne or a Subsidiary which specifically identifies the manner in which you have not substantially performed your duties, and after you have been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct your performance, or (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to PolyOne or a Subsidiary. For purposes of this Section 4(b)(ii) of this Schedule A, no act, or failure to act, on your part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of PolyOne or a Subsidiary; and

(iii)
If you are not a party to a Management Continuity Agreement, “Good Reason” shall mean, without your express written consent: (A) your permanent assignment to a new work location that would either increase your routine one-way commute by fifty (50) or more miles, measured by the shortest commonly traveled routes between your then-current residence and new reporting or work location, or make your routine one-way commute sixty (60) or more miles, or (B) a reduction in your base salary, target annual incentive amount or employer-provided benefits, if immediately after the reduction the aggregate total of your base salary, target annual incentive amount and value of employer-provided benefits is less than eighty percent (80%) of the aggregate total of your salary, target annual incentive amount and the value of employer-provided benefits immediately prior to the Change of Control.

5.
Other Termination. If your employment with PolyOne or a Subsidiary terminates before the expiration of the SARs for any reason other than as set forth in Sections 3 or 4 above, any SARs that have become vested under Section 1 of this Schedule A at the time of the termination of your employment, but have not been exercised as of the time of the termination of your employment, may be exercised at any time within ninety (90) days of your termination of employment, but in no event beyond February 15, 2023, after which the SARs will terminate. All unvested SARs shall be forfeited.

SCHEDULE B - Restricted Stock Units

1.	Vesting of Restricted Stock Units.

(a)
Subject to the provisions of the Plan and the Agreement (including this Schedule B) and provided that you have been in the continuous employ of PolyOne or a Subsidiary from February 15, 2013 until February 15, 2016 (the “Restriction Period”), the Restricted Stock Units shall become non-forfeitable on February 15, 2016 (the “Vesting Date”).

(b)
Notwithstanding the provisions of Section 1(a) of this Schedule B, (i) all of the Restricted Stock Units shall immediately become non-forfeitable if a Change of Control occurs, and (ii) a pro-rata portion of the Restricted Stock Units shall immediately become non-forfeitable if your employment terminates prior to February 15, 2016 due to (A) your retirement at age 55 or older with at least 10 years of service, (B) your retirement at age 58 or older with at least 5 years of service, (C) your permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate), or (D) your death. The proration will be based on the portion of the Restriction Period during which you were employed by PolyOne or a Subsidiary. The remaining portion of the Restricted Stock Units will be forfeited.

2.
Other Termination. If your employment with PolyOne or a Subsidiary terminates before the Vesting Date for any reason other than as set forth in Section 1(b)(ii) of this Schedule B and before a Change of Control, the Restricted Stock Units will be forfeited.

3.	Payment of Restricted Stock Units.

(a)
The Restricted Stock Units that have become non-forfeitable pursuant to Section 1 of this Schedule B will be paid in Common Shares transferred to you within 10 business days following the Vesting Date, provided, however, that, subject to Section 3(b) of this Schedule B, (i) in the event a Change of Control occurs prior to the Vesting Date or (ii) in the event your employment terminates on account of the reasons set forth in Section 1(b)(ii) of this Schedule B prior to the Vesting Date, the Restricted Stock Units will be paid within 20 business days following such Change of Control or the date of the termination of your employment, whichever applies. If PolyOne determines that it is required to withhold taxes from any payment, PolyOne will withhold Common Shares with a Market Value per Share equal to the amount of these taxes from the payment.

(b)
If the event triggering the right to payment under Section 3(a) of this Schedule B does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the payment of Common Shares will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A) that occurs after the event giving rise to payment; (ii) the Vesting Date; or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by PolyOne in compliance with Section 409A of the Code and any payment of Common Shares made pursuant to this Schedule B is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the

B - 1

tenth business day of the seventh month after the date of your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A of the Code).
4.     Dividend, Voting and Other Rights. You shall have no rights of ownership in the Restricted Stock Units and shall have no right to vote them until the date on which the Restricted Stock Units are transferred to you pursuant to Section 3 of this Schedule B. While the Restricted Stock Units are still outstanding, on the date that PolyOne pays a cash dividend to holders of Common Shares generally, you shall be entitled to a number of additional whole Restricted Stock Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per Common Share on such date and (ii) the total number of Restricted Stock Units (including dividend equivalents paid thereon) previously credited to you as of such date, by (b) the Market Value per Share on such date. Such dividend equivalents shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Restricted Stock Units to which the dividend equivalents were credited.

B - 2

SCHEDULE C - Performance Units

1.	Performance Units.

(a)
Subject to the provisions of the Plan and the Agreement (including this Schedule C), your right to receive all or any portion of the Performance Units will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth in your Statement of Performance Goals. The achievement of the Management Objectives will be measured with respect to four performance periods (each, a “Performance Period”) as set forth in the table below and 25% of the Performance Units may be earned with respect to each Performance Period in accordance with the terms below.

Performance Period	Allocation of Performance Units
Performance Period #1: January 1, 2013 to December 31, 2013	25%
Performance Period #2: January 1, 2014 to December 31, 2014	25%
Performance Period #3: January 1, 2015 to December 31, 2015	25%
Performance Period #4: January 1, 2013 to December 31, 2015	25%

(b)
The Management Objectives for each Performance Period will be based solely on achievement of performance goals relating to PolyOne’s Earnings per Share (“EPS”), as defined in your Statement of Performance Goals.

2.	Earning of Performance Units.

(a)	Twenty-five percent (25%) of the Performance Units may be earned with respect to each of the four Performance Periods defined in Section 1(a) of this Schedule C and shall be earned as follows:

(i)
If, upon the conclusion of a Performance Period, EPS equals the threshold level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then 50% of the Performance Units allocated to such Performance Period shall become earned.

(ii)
If, upon the conclusion of a Performance Period, EPS equals the target level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, 100% of the Performance Units allocated to such Performance Period shall become earned.

(iii)
If, upon the conclusion of a Performance Period, EPS equals or exceeds the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then 200% of the Performance Units allocated to such Performance Period shall become earned.

(iv)
If, upon the conclusion of a Performance Period, EPS is greater than the threshold level, but less than the target level, or greater than the target level, but less than the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, then a proportionate percentage of the Performance Units allocated to such Performance Period shall become earned, as determined by mathematical interpolation and rounded up to the nearest whole unit.

(b)
In no event shall any Performance Units allocated to a Performance Period become earned if actual performance for such Performance Period falls below the threshold level for EPS or if the Board does not certify that the Management Objectives have been satisfied for such Performance Period.

(c)
If the Committee determines that a change in the business, operations, corporate structure or capital structure of PolyOne, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action will be made in the case of a Covered Employee where such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)
Subject to the provisions of Sections 3 and 4 of this Schedule C, your right to receive any Performance Units is contingent upon your remaining in the continuous employ of PolyOne or a Subsidiary through the payment date, which shall be a date in 2016 determined by the Board and shall occur no later than March 15, 2016 (the “Payment Date”). For awards to Covered Employees, the Committee shall only have the ability and authority to reduce, but not increase, the amount of Performance Units that become earned hereunder.

3.	Change of Control. Subject to Section 6,

(a)
if a Change of Control occurs prior to the end of Performance Period #4, PolyOne shall pay to you as soon as administratively practicable after, but in all events no later than 30 days following, the Change of Control, the sum of:

(i)
the actual number of Performance Units earned with respect to all Performance Periods completed as of the date of the consummation of the Change of Control pursuant to Section 2(a) of this Schedule C; and

(ii)	the number of Performance Units granted for which the Performance Period(s) have not been completed as of the date of the consummation of the Change of Control.

(b)	if a Change of Control occurs after the end of Performance Period #4, but on or prior to the Payment Date, PolyOne shall pay to you the actual number of Performance Units earned pursuant to Section 2 of this Schedule C as soon as administratively practicable after, but in all events no later than 30 days following, the Change of Control.

4.
Retirement, Disability or Death. Subject to Section 6 of this Schedule C, if your employment with PolyOne or a Subsidiary terminates prior to the Payment Date due to (a) retirement at age 55 or older with at least 10 years of service, (b) retirement at age 58 or older with at least 5 years of service, (c) permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate) or (d) death, PolyOne shall pay to you or your executor or administrator, as the case may be, on the Payment Date, the sum of:

(i)     the actual number of Performance Units earned as of the Payment Date pursuant to Section 2 of this Schedule C with respect to each Performance Period for the entirety of which you were employed by PolyOne or a Subsidiary; and
(ii)     the product of (A) the actual number of Performance Units you would have earned as of the Payment Date pursuant to Section 2 of this Schedule C with respect to each Performance Period had you remained in the continuous employ of PolyOne or a Subsidiary for the entirety of such Performance Periods, multiplied by (B) a fraction, the numerator of which is the number of days during each Performance Period commencing on the first day of such Performance Period and ending on the date of your termination pursuant to one of the events described in Section 4(a), (b), (c) or (d) above, and the denominator of which is 365 (for Performance Period #1, 2 and/or 3, as applicable) and 1,095 (for Performance Period #4).

5.
Other Termination. If your employment with PolyOne or a Subsidiary terminates before the Payment Date for any reason other than as set forth in Section 4 above and before a Change of Control, the Performance Units will be forfeited.

6.	Payment of Performance Units.

(a)
Payment of any Performance Units that become earned as set forth herein will be made in the form of cash. The amount of the cash payment to be made shall be determined by multiplying (i) the number of Performance Units earned pursuant to Sections 2, 3 or 4 above by (ii) $1.00. Except as provided in Sections 3 and 6(b) of this Schedule C, payment will be made on the Payment Date. If PolyOne determines that it is required to withhold any federal, state, local or foreign taxes from any payment, PolyOne will withhold the amount of these taxes from the payment.

(b)
If the event triggering the right to payment under Section 3 or 4 above does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the cash payment will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A) that occurs after the event giving rise to payment; (ii) the Payment Date; or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by PolyOne in compliance with Section 409A of the Code and any payment made pursuant to this Schedule C is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the tenth business day of the seventh month after the date of your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A of the Code).